Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-154708 and 333-188451) of Trecora Resources (the “Company”) of our reports dated March 16, 2017 with respect to the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, both of which appear in the December 31, 2016 annual report on Form 10-K of Trecora Resources.

Our report dated March 16, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that Trecora Resources did not maintain effective internal control over financial reporting as of December 31, 2016, because of the effect of a material weakness pertaining to the Company’s accounting for its investment in AMAK.

/s/ BKM Sowan Horan, LLP
Addison, Texas
March 16, 2017

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Trecora Resources for the year ended December 31, 2016 of our report dated March 10, 2017 included in its Registration Statements on Form S-3 (No. 333-208335) and Form S-8 (Nos. 333-154708 and 333-188451) of Trecora Resources of our report dated March 10, 2017, with respect to the financial statements of Al Masane Al Kobra Mining Company for the years ended December 31, 2016, 2015, and 2014, which appears in this Form 10-K.

/s/ Mamdouh Al Majed & Faisal Al-Enzi Certified Public Accountants
Riyadh, Saudi Arabia
March 16, 2017